NEWS RELEASE

For further information, contact:	Matt Quantz, Manager-Corporate Communications
(337) 232-7028, www.petroquest.com

PetroQuest Energy, Inc. Elects Not to Make Interest Payments on Senior Secured Notes and Enters into 30 Day Grace Period

LAFAYETTE, LA, August 15, 2018 - PetroQuest Energy, Inc. (the “Company”) (OTCQX:PQUE) announced today that, in order to preserve liquidity, it has elected not to make the semi-annual interest payments totaling approximately $14.2 million due on August 15, 2018 with respect to its outstanding $9.4 million principal amount of 10% Second Lien Senior Secured Notes due 2021 (the “2021 Notes”) and its outstanding $275.0 million principal amount of 10% Second Lien Senior Secured PIK Notes due 2021 (the “2021 PIK Notes,” and together with the 2021 Notes, the “Notes”). Non-payment of this interest is not an event of default under the indentures governing the Notes, but would become an event of default if the payments are not made within 30 days.

As the Company has previously disclosed, it is analyzing and evaluating various alternatives with respect to its capital structure, including its significant amount of indebtedness, liquidity and the aforementioned interest payments. These alternatives include private debt exchanges, asset sales, draws under the Company’s multi-draw term loan facility, alternative financing arrangements to replace the Company’s multi-draw term loan facility and filing for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company does not intend to disclose or comment on developments related to its review unless and until the Company’s Board of Directors has approved a specific alternative or transaction or otherwise determined that further disclosure is appropriate. The Company cannot provide any assurance that any of the alternatives being evaluated will provide additional liquidity or enable the Company to refinance its outstanding indebtedness.

Upon an event of default under the indentures governing the 2021 Notes and the 2021 PIK Notes, the trustee or holders of at least 25% in aggregate principal amount of the 2021 Notes or the 2021 PIK Notes then outstanding may declare the principal amount of the 2021 Notes or the 2021 PIK Notes, respectively, plus accrued and unpaid interest, to be immediately due and payable. The Company has entered into a forbearance agreement with the lenders under the Company’s multi-draw term loan facility with respect to certain cross defaults resulting from the election not to make the interest payments with respect to the Notes. The forbearance will terminate upon earlier to occur of 11:59 p.m. ET on September 14, 2018 or the occurrence of any specified forbearance default, which includes any other event of default under the Company’s multi-draw term loan facility or any breach by the Company of the forbearance agreement.

As of August 1, 2018, the Company had $32.5 million of borrowings outstanding and $13.5 million of available borrowings under the Company’s multi-draw term loan facility. However, at the present time, the Company expects that it will not be able to utilize such available borrowings due to its inability to comply with certain covenants with respect to borrowings under the facility. The Company is continuing to pay suppliers and trade creditors and fund current operations on an ongoing basis.

The Company has retained Seaport Global Securities as its financial advisor and Porter Hedges LLP as its legal advisor to assist the Board of Directors and management team in analyzing and evaluating the various alternatives with respect to its capital structure.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas and Louisiana. PetroQuest's common stock trades on the OTCQX market under the symbol PQUE.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although PetroQuest believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including our ability to identify, evaluate and complete any alternative or transaction with respect to our capital structure and to refinance or restructure our indebtedness or improve our liquidity position; the impact of the announcement of our review of such alternatives or transactions on our business, including our financial and operating results, or our employees, suppliers and customers; the potential need to seek bankruptcy protection; our indebtedness and the significant amount of cash required to service our indebtedness, including the August 15, 2018 cash interest payment on our second lien senior secured notes due 2021; our estimate of the sufficiency of our existing capital sources, including availability under our multi-draw term loan facility, to fund our exploration and development activities and to service our indebtedness, including the August 15, 2018 cash interest payment on our second lien senior secured notes due 2021; the volatility of oil and natural gas prices; our receipt of a cash refund with respect to our offshore bonds and the timing and amount of the same; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; our ability to raise additional capital to fund cash requirements for future operations and to service our indebtedness; our ability to fund and execute our Cotton Valley and Austin Chalk development programs as planned; our ability to increase recoveries in the Austin Chalk formation and to increase our overall oil production as planned; our estimates with respect to fracked Austin Chalk wells in Louisiana, including production, EURs and costs; our estimates with respect to production, reserve replacement ratio and finding and development costs; our responsibility for offshore decommissioning liabilities for offshore interests we no longer own; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; approximately 43% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our common stock price; and the limited trading market for our common stock. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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